Exhibit 10.21f

(Total Shareholder Return Metric)

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
FMC CORPORATION
2023 INCENTIVE STOCK PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [NAME] (the “Participant”).
WHEREAS, the Company maintains the FMC Corporation 2023 Incentive Stock Plan (the “Plan”); and
WHEREAS, the Plan authorizes the grant of Restricted Stock Units; and
WHEREAS, the Company hereby grants this Award of Restricted Stock Units to the Participant, effective [MONTH] [DATE], [YEAR 1] (the “Grant Date”), on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units.
(a)Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant a target number of [__________] Restricted Stock Units (the “Target Units”) up to a maximum number of [__________] Restricted Stock Units on the terms and conditions set forth herein (collectively, the “Units”). The terms of the Plan, as it may be amended and continued, are incorporated herein by this reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
(b)Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one Share at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.
2.Banked Units. For purposes of this Agreement, the term “Banked Unit” means a Unit that has been tentatively credited for the Participant’s benefit based on the Participant’s service through a specified date and the satisfaction of applicable performance conditions as provided in this Section 2, or under the provisions of Section 8(b)(i) or 8(b)(ii) relating to additional Banked Units; provided, however, that a Banked Unit is not vested except to the extent provided in Section 3. Banked Units shall vest, and Shares associated with Banked Units shall become deliverable, exclusively in accordance with Section 3.
(a)Calendar Year [YEAR 1]. Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 1], 25% of the Target Units shall become “Banked Units”, subject to adjustment based upon the Company’s “Total Shareholder Return” (as defined below) relative to the Total Shareholder Return of the “Peer Companies” (as defined below) (the “Relative Total Shareholder Return”) from January 1, [YEAR 1] until December 31, [YEAR 1] in accordance with the Relative Total Shareholder Return Table set forth in Section 2(e).

(b)Calendar Year [YEAR 2]. Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 2], 25% of the Target Units shall become “Banked Units”, subject to adjustment based upon the Company’s “Total Shareholder Return” relative to the Total Shareholder Return of the “Peer Companies” from January 1, [YEAR 2] until December 31, [YEAR 2] in accordance with the Relative Total Shareholder Return Table.
(c)Calendar Year [YEAR 3]. Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 3], 25% of the Target Units shall become “Banked Units”, subject to adjustment based upon the Company’s “Total Shareholder Return” relative to the Total Shareholder Return of the “Peer Companies” from January 1, [YEAR 3] until December 31, [YEAR 3] in accordance with the Relative Total Shareholder Return Table.
(d)Cumulative Period [YEAR 1]-[YEAR 3]. Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 3], 25% of the Target Units shall become “Banked Units”, subject to adjustment based upon the Company’s “Total Shareholder Return” relative to the Total Shareholder Return of the “Peer Companies” from January 1, [YEAR 1] until December 31, [YEAR 3] in accordance with the Relative Total Shareholder Return Table; provided that, notwithstanding the Relative Total Shareholder Return Table, if the Company’s Total Shareholder Return for the cumulative period extending from January 1, [YEAR 1] through December 31, [YEAR 3] is negative, the maximum number of Units that may become Banked Units for this Cumulative Period shall not exceed 25% of the Target Units.
(e)Relative Total Shareholder Return Table.

Level	Percentile Ranking of Company’s Total Shareholder Return Versus Peer Group Total Shareholder Return	Percentage of the Relevant Target Units Banked
Below Threshold	Below the 35th Percentile	0%
Threshold	35th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile or higher	200%
(f)If the Company’s Relative Total Shareholder Return over the applicable Measurement Period is between the “Threshold” and “Target” or “Target” and “Maximum” levels set forth above, then the percentage of the relevant Target Units that will become Banked Units will be ratably interpolated. If the Relative Total Shareholder Return at the end of the applicable Measurement Period is below the 35th percentile, then no Units shall be banked with respect to such Measurement Period.
(g)In the event the Participant’s employment terminates by reason of (i) Disability, (ii) death, (iii) Non-Approved Retirement (as defined below), or (iv) by the Company without Cause (other than within two years following a Change in Control), then the extent to which the Target Units subject to any Measurement Period shall become Banked Units shall be determined on a prorated basis based on the number of days the Participant was employed by the Company during that Measurement Period, based on the actual Relative Total Shareholder Return for the full Measurement Period.
(h)In the event the Participant’s employment terminates by reason of Approved Retirement (as defined below), then the extent to which the Target Units shall become Banked Units shall be determined on the same basis as if the Participant had continued in active service to the Company through December 31, [YEAR 3].

(i)Definitions.
(i)“Approved Retirement” means the cessation of the Participant’s employment after June 30, [YEAR 1] and after the Participant has (A) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (B) attained age 65, provided that the Participant has commenced succession planning with the Company’s chief human resources executive (in accordance with procedures established by the Company) at least six months before the effective date of the Participant’s cessation of employment.
(ii)“Measurement Period” means, as applicable, the [YEAR 1] calendar year, [YEAR 2] calendar year, [YEAR 3] calendar year or the three-year period beginning on January 1, [YEAR 1] and ending on December 31, [YEAR 3].
(iii)“Non-Approved Retirement” means the cessation of the Participant’s employment after the Participant has (A) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (B) attained age 65, other than an Approved Retirement.
(iv)The “Peer Companies” shall consist of the following entities, provided that such entities are still publicly traded as of the last day of the relevant Measurement Period: [INSERT PEER GROUP COMPANIES]. Any entity which is not publicly traded as of the last day of the relevant Measurement Period due to acquisition or through a going private transaction shall be removed from the Peer Companies from the beginning of the relevant Measurement Period without replacement. Any entity which declares bankruptcy, is liquidated or is otherwise delisted during the relevant Measurement Period shall remain in the Peer Companies and such entity’s performance shall be considered to have been at the bottom of the Peer Companies.
(v)“Total Shareholder Return” means with respect to any publicly traded company, including the Company, the positive or negative change in the market price of one share of such entity’s common stock over the relevant Measurement Period, plus the aggregate amount of dividends paid with respect to a share of such company’s common stock over the Measurement Period, with such sum being divided by the market price of one share of such entity’s common stock at the commencement of the relevant Measurement Period (in each case appropriately adjusted for any stock dividends, stock splits or other corporate transaction affecting shares of such company’s common stock).
3.Vesting.
(a)Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 3], (the “Specified Date”), the Banked Units shall vest on the Specified Date.
(b)In the event the Participant’s employment terminates by reason of (i) Disability, (ii) death, (iii) Non-Approved Retirement, or (iv) by the Company without Cause other than within two years following a Change in Control, then such Participant’s previously Banked Units and those Banked Units determined in accordance with Section 2(g) will remain outstanding and will vest and be delivered to the Participant, at the same time as delivery would have been made had the Participant not had a cessation of employment.

(c)In the event the Participant’s cessation of employment occurs by reason of Approved Retirement, then all of the Participant’s previously Banked Units and those Banked Units determined in accordance with Section 2(h) will remain outstanding and will vest and be delivered to the Participant, at the same time as delivery would have been made had the Participant not had a cessation of employment.
(d)If prior to the date the Units otherwise vest and within two years following a Change in Control the Participant’s employment is terminated either by the Company without Cause or by the Participant due to a resignation with Good Reason, any of the Participant’s then outstanding previously Banked Units and the Target Units subject to Measurement Periods that have not concluded prior to such termination, will vest immediately prior to such event and will be delivered to the Participant at the same time as delivery would have been made had the Participant not had a cessation of employment. For avoidance of doubt, this section will not apply if the Participant has satisfied the conditions for Approved Retirement or Non-Approved Retirement as of the date of the Participant’s termination (in that case, Section 3(b)(iii) or 3(c) will apply, as applicable).
(e)Upon a cessation of the Participant’s employment with the Company or any of its Affiliates, any Target Unit or Banked Unit that has not become vested on or prior to the effective date of such cessation and any Unit that does not specifically remain outstanding pursuant to Section 3(b), 3(c) or 3(d) will then be forfeited immediately and automatically, and the Participant will have no further rights with respect thereto.
(f)Solely for purposes of this Agreement, (x) employment with the Company will be deemed to include employment with an Affiliate, but only during the period of such affiliation, and (y) the Participant will be deemed to be in “continued employment” or “continuous employment” during temporary absences from active employment due to vacation or sick leave taken in accordance with Company policies or other approved leaves of absence.
(g)The application of Sections 3(b)(iii), 3(b)(iv), 3(c) and 3(d), is in each case, conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, all the Units will be forfeited as of the effective date of the cessation of the Participant’s employment and the Participant will have no further rights with respect thereto.
(h)Notwithstanding anything else herein to the contrary, if the Participant’s employment is terminated by the Company for Cause (or if the Participant resigns at a time that a Cause basis for termination exists), then the Participant will forfeit immediately and automatically all Units (whether or not otherwise earned) and will have no further rights hereunder.
4.Timing of Issuance.
(a)Subject to Section 4(b), Shares will be issued in respect of all vested Units during the first two and a half months of the calendar year beginning after the Specified Date (or upon the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix)).
(b)Notwithstanding anything herein to the contrary:
(i)to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), the issuance of Shares in respect of a number of vested Units will be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Units will be equal to the reasonably estimated amount of employment taxes then required to be withheld and remitted, divided by the then current fair market value of the Shares;

(ii)to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws; and
(iii)to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Participant immediately following that six month period.
(c)Fractional Shares will be rounded up to the next whole Share, except that where the number of Target Units granted is not divisible by 4, in calculating the portion of Target Units to be adjusted during each Measurement Period pursuant to Section 2 (the “25% Calculation”), such 25% Calculation may be rounded up or down in any single Measurement Period so that the total of the 25% Calculations for all Measurement Periods shall not exceed the number of Target Units granted.
5.Non-Transferability. The Units are subject to restrictions on transfer as set forth in Section 18 of the Plan.
6.Rights Upon Death. In the event of the death of the Participant, any distributions hereunder will be made to the Participant’s estate. Notwithstanding the foregoing, if permitted by the Committee in its discretion, the Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or trust) to receive distributions hereunder in the event of the Participant’s death. If the Committee permits beneficiary designations, but the Participant does not designate a beneficiary, the designated beneficiary does not survive the Participant or the beneficiary designation is invalid or defective, then distributions hereunder will be made to the Participant’s estate.
7.Company Policies. The Participant acknowledges that this Award is subject to the clawback provisions set forth in Section 20 of the Plan. In addition, in consideration for the grant of this Award, the Participant agrees to be subject to any additional policies of the Company or its Affiliates covering the Participant regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, whether adopted before or after the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that the Participant is hereby bound by each such policy in its entirety, and that such policies are not limited in their application to this Award, or equity or cash received in connection with this Award.
8.Stockholder Rights.
(a)In General. The Participant will not have any stockholder rights or privileges, other than dividend equivalent rights as set forth below, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
(b)Dividend Equivalent Rights.
(i)Additional Banked Unit Credits. If the Participant is credited with Banked Units under Section 2(a), 2(b), 2(c) or 2(d), then:
(A)the Participant shall be credited with an additional number of Banked Units as of:
(1)December 31, [YEAR 1] (with respect to Banked Units credited under Section 2(a));

(2)December 31, [YEAR 2] (with respect to Banked Units credited under Section 2(b));
(3)December 31, [YEAR 3] (with respect to Banked Units credited under Section 2(c));
in each case determined as the quotient of “w” divided by “x” where “w” equals the amount of any cash dividends paid with respect to Shares during the period beginning January 1, [YEAR 1] and ending on December 31 of the applicable calendar year with respect to a number of Shares equal to the number of Banked Units creditable under Section 2(a), 2(b) and 2(c), as applicable, as of the last day of each such calendar year, and “x” equals the closing price per Share on the last day of the applicable calendar year, rounded to the nearest whole Share; and
(B)the Participant shall be credited with an additional number of Banked Units as of December 31, [YEAR 3] (with respect to Banked Units credited under Section 2(d)), determined as the quotient of “y” divided by “z” where “y” equals the aggregate amount of any cash dividends paid with respect to Shares during calendar years [YEAR 1], [YEAR 2] and [YEAR 3] with respect to a number of Shares equal to the number of Banked Units creditable under Section 2(d) as of December 31, [YEAR 3], and “z” equals the closing price per Share on December 31, [YEAR 3], rounded to the nearest whole Share.
(ii)Additional Dividend Equivalent Unit Credits In Connection with a Change In Control. If:
(A)cash dividends are paid with respect to Shares during any Measurement Period that ends early as the result of the Participant’s termination of employment as described in Section 3(d) (a “Partial Measurement Period”); and
(B)the Participant is credited with vested Units under Section 3(d);
then the Participant shall be credited with an additional number of vested Units as of the date of the Participant’s termination of employment. The additional number of vested Units for each Partial Measurement Period shall be determined as the quotient of “x” divided by “y” where “x” equals the aggregate amount of cash dividends paid during the applicable Partial Measurement Period (ending on the date of such termination of employment) with respect to a number of Shares equal to 25% of the Target Units, and “y” equals the closing price per Share on such termination date (or, if such date is not a trading date, the closing price per Share on the next preceding trading date), rounded to the nearest whole Share.
(iii)Dividend Equivalent Payments.
(A)[YEAR 2]. As soon as reasonably practicable following each cash dividend payment date with respect to Shares in [YEAR 2] (but not later than March 15, [YEAR 3]), the Company shall make a dividend equivalent payment to the Participant equal to the product of “x” multiplied by “y” where “x” is the cash dividend per Share and “y” is the number of Banked Units credited as of December 31, [YEAR 1].

(B)[YEAR 3]. As soon as reasonably practicable following each cash dividend payment date with respect to Shares in [YEAR 3] (but not later than March 15, [YEAR 3]), the Company shall make a dividend equivalent payment to the Participant equal to the product of “x” multiplied by “y” where “x” is the cash dividend per Share and “y” is the number of Banked Units credited as of December 31, [YEAR 2].
Notwithstanding Section 8(b)(iii)(A) and Section 8(b)(iii)(B), upon a cessation of the Participant’s employment with the Company or any of its Affiliates, the Company shall not make any further dividend equivalent payments with respect to any Banked Unit that has not become vested on or prior to the effective date of such cessation or with respect to any Banked Unit that does not specifically remain outstanding pursuant to Section 3(b), 3(c) or 3(d).
9.No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
10.No Right to Continued Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without Cause.
11.Tax Matters.
(a)In accordance with Section 19 of the Plan, the obligations of the Company hereunder are conditioned on the Participant satisfying required tax withholding obligations in a method authorized by the Committee.
(b)The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
12.Section 409A. This Award is intended to be exempt from or compliant with Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of this Award.
13.Notices.
(a)Any notice required to be given or delivered to the Company under the terms of this Agreement must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its General Counsel, and, if to the Participant, to the address on file with the Company, or to such other address as the Participant may designate in writing in accordance with this paragraph. Except as otherwise provided below in Section 13(b), any notice will be deemed to be duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

(b)The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a vendor designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
14.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) all Units are subject to the Plan, and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and awards issued thereunder, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
15.Acknowledgement of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
16.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.
17.Governing Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, will be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.
18.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, will be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).
19.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement, or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 19 is made knowingly and voluntarily.
20.Data Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company’s agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. The Participant expressly gives the Participant’s consent to the Company to process such personal data.

21.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
22.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
23.Discretionary Nature. The Participant acknowledges and agrees that the grant of the Units is discretionary, and any future awards will be made in the Committee’s discretion.
24.Counterparts; Electronic Delivery. This Agreement may be executed, including by electronic means, in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION
By: ______________________________________
Title: _____________________________________
Date: _____________________________________

PARTICIPANT
Signature: ________________________________
Address:__________________________________

Date: ____________________________________